Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

by and between

THERAVANCE, INC.

and

THERAVANCE BIOPHARMA, INC.

Dated as of [                      ], 2014

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of [                      ], 2014, is entered into by and between Theravance, Inc., a Delaware corporation (“ParentCo”), and Theravance Biopharma, Inc., a Cayman Islands corporation (“SpinCo”) (each a “Party” and collectively, the “Parties”).

RECITALS:

WHEREAS, ParentCo currently conducts a number of businesses, including (i) the ParentCo Business and (ii) the SpinCo Business;

WHEREAS, the Board of Directors of ParentCo has determined that it is appropriate, desirable and in the best interests of ParentCo and its stockholders to separate its two businesses, the ParentCo Business and the SpinCo Business, into ParentCo and SpinCo respectively, two publicly traded companies, by means of the transfer/assumption of certain assets and liabilities from ParentCo to SpinCo (the “Separation”);

WHEREAS, to effect the Separation, the Parties entered into that certain Separation and Distribution Agreement, dated as of the date hereof (as amended or otherwise modified from time to time, the “Separation Agreement”); and

WHEREAS, in connection with the Separation, ParentCo and SpinCo desire to enter into this Agreement for the purpose of allocating assets, liabilities and responsibilities with respect to certain employee compensation and benefit plans and programs between them.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1                               Definitions.  The following terms shall have the following meanings:

“401(k) Plan” shall mean the 401(k) Plan described in Section 2.1(a) of this Agreement.

“Affiliate” shall mean the definition as set forth in the Separation Agreement.

“Benefit Plan” shall mean, with respect to an entity, each plan, program, arrangement, agreement or commitment that is an employment, change in control/severance, consulting, non-competition or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, other equity-based compensation, severance pay, salary continuation, life, health, hospitalization, sick leave, vacation pay, disability or accident insurance plan, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), sponsored or maintained by such entity (or to which such entity contributes or is required to contribute).

“COBRA” shall mean the continuation coverage requirements for “group health plans” under (i) Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Sections 601 through 608 of ERISA, together with all regulations and proposed regulations promulgated thereunder and (ii) any analogous provision of state law (including, without limitation, Cal-COBRA).

“Code” shall mean the Internal Revenue Code of 1986, as amended, including any successor statute, regulation and guidance thereto.

“Collaboration Agreement” shall mean the definition as set forth in the Separation Agreement.

“Distribution” shall mean the definition as set forth in the Separation Agreement.

“Distribution Date” shall mean the definition as set forth in the Separation Agreement.

“Dual Employee” shall mean a person listed on Attachment 1 hereto.  For purposes of Sections 2.1(a), 2.1(b) and 7.2 hereof, a Dual Employee shall be considered both a ParentCo Employee and a SpinCo Employee.  In the event a Dual Employee terminates employment with either SpinCo (or a SpinCo Parent, a SpinCo Subsidiary or a SpinCo Affiliate) or ParentCo (or a ParentCo Subsidiary or a ParentCo Affiliate) after the Distribution Date but remains employed by the other, such Dual Employee shall thereafter be considered either a ParentCo Employee or a SpinCo Employee, as applicable.

“Effective Time” shall mean the definition as set forth in the Separation Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean with respect to any Person, each business or entity which is a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group” with such Person within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with such Person under Section 414(o) of the Code, or under “common control” with such Person within the meaning of Section 4001(a)(14) of ERISA.

“Exchange Act” shall mean the definition as set forth in the Separation Agreement.

“Excluded Liabilities” shall mean the definition as set forth in the Separation Agreement.

“Former ParentCo Employee” shall mean, as of the Effective Time, any individual who, on or before the Distribution Date, ceased being employed, directly or indirectly, with ParentCo or its predecessors or any member of the ParentCo Group and whose principal services to the ParentCo Group related to the ParentCo Business.

“Former SpinCo Employee” shall mean, as of the Effective Time, any individual who, on or before the Distribution Date, ceased being employed, directly or indirectly, with ParentCo or its predecessors or any member of the ParentCo Group and is not listed on Attachment 1.62 to the Separation Agreement, other than any Former ParentCo Employee.

“Governmental Entity” shall mean the definition as set forth in the Separation Agreement.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Law” shall mean the definition as set forth in the Separation Agreement.

“Liabilities” shall mean the definition as set forth in the Separation Agreement.

“Participating Company” shall mean ParentCo or any Person (other than an individual) participating in a ParentCo Benefit Plan.

“ParentCo Benefit Plan” shall mean any Benefit Plan sponsored, maintained or contributed to by any member of the ParentCo Group or any ERISA Affiliate thereof other than SpinCo or any member of the SpinCo Group.

“ParentCo Business” shall mean the definition as set forth in the Separation Agreement.

“ParentCo Common Stock” shall mean the definition as set forth in the Separation Agreement.

“ParentCo Employee” shall mean the definition as set forth in the Separation Agreement.

“ParentCo Equity Plans” shall mean, collectively, (i) the Theravance, Inc. 1997 Stock Plan, (ii) the Theravance, Inc. Long-Term Stock Option Plan, (iii) the Theravance, Inc. 2004 Equity Incentive Plan, (iv) the Theravance, Inc. 2008 New Employee Equity Incentive Plan, and (v) the Theravance, Inc. 2012 Equity Incentive Plan.

“ParentCo Group” shall mean ParentCo and each Person, other than any member of the SpinCo Group, that is an Affiliate of ParentCo immediately after the Distribution Date or that becomes an Affiliate of ParentCo after the Distribution Date.

“ParentCo Option” shall mean an option to purchase shares of ParentCo Common Stock granted pursuant to one of the ParentCo Equity Plans.

“ParentCo Participant” shall mean any individual who, immediately following the Effective Time, is a ParentCo Employee, a Former ParentCo Employee or a beneficiary, dependent or alternate payee of any of the foregoing.  If a Dual Employee is (or later becomes) employed for at least 30 hours per week by ParentCo, a ParentCo Subsidiary or a ParentCo Affiliate, such Dual Employee shall be considered a ParentCo Participant for purposes of this Agreement.  If a Dual Employee is (or later becomes) employed for less than 30 hours per week by ParentCo, a ParentCo Subsidiary or a ParentCo Affiliate, such Dual Employee shall not be considered a ParentCo Participant for purposes of this Agreement, but shall instead be considered a SpinCo Participant.

“ParentCo Ratio” shall mean (a) the sum of (i) the SpinCo Stock Price divided by three and one-half (3.5) and (ii) the ParentCo Stock Price, then divided by (b) the ParentCo Stock Price.

“ParentCo RSA” shall mean a share of ParentCo Common Stock granted pursuant to one of the ParentCo Equity Plans that is subject to a vesting requirement that has not been satisfied as of the Distribution Date.

“ParentCo RSU Award” shall mean an award of restricted stock units granted pursuant to one of the ParentCo Equity Plans, with each unit representing an unfunded and unsecured promise by ParentCo to issue a share of ParentCo Common Stock after the Distribution Date.

“ParentCo Stock Price” shall mean the Volume-Weighted Average Price of one share of ParentCo Common Stock for the first three (3) trading days following the Distribution Date.

“ParentCo TFIO RSA” shall mean a ParentCo RSA granted on February 11, 2011 that is subject to both performance-based vesting conditions and service-based vesting conditions.

“ParentCo Welfare Plans” shall mean, collectively, the health and welfare benefit plans maintained by a member of the ParentCo Group.

“Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership, or other organization or entity, whether incorporated or unincorporated, or any governmental entity.

“Post-Distribution ParentCo Option” shall mean the definition set forth in Section 5.1(a) of this Agreement.

“Post-Distribution ParentCo RSAs” shall mean the definition set forth in Section 5.3(a) of this Agreement.

“Post-Distribution ParentCo RSU Award” shall mean the definition set forth in Section 5.2(a) of this Agreement.

“SpinCo Affiliate” shall mean any entity other than a SpinCo Subsidiary, if SpinCo and/or one or more SpinCo Subsidiaries own not less than 50% of such entity.

“SpinCo Benefit Plan” shall mean any Benefit Plan sponsored, maintained or contributed to by any member of the SpinCo Group or any ERISA Affiliate thereof immediately following the Effective Time, including the 401(k) Plan and the SpinCo Welfare Plans.

“SpinCo Business” shall mean the definition as set forth in the Separation Agreement.

“SpinCo Common Share” shall mean the definition as set forth in the Separation Agreement.

“SpinCo Employee” shall mean a person listed on Attachment 1.62 to the Separation Agreement.

“SpinCo Group” shall mean SpinCo and each Person that is an Affiliate of SpinCo immediately after the Distribution Date or that becomes an Affiliate of SpinCo after the Distribution Date.

“SpinCo Liabilities” shall mean the definition as set forth in the Separation Agreement.

“SpinCo Non-Employee Director” shall mean all individuals listed on Attachment 2.

“SpinCo Parent” shall mean any corporation (other than SpinCo) in an unbroken chain of corporations ending with SpinCo, if each of the corporations other than SpinCo owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.  A corporation that attains the status of a SpinCo Parent on a date after this Agreement is entered into shall be considered a SpinCo Parent commencing as of such date.  For sake of clarity, ParentCo shall not be considered a SpinCo Parent.

“SpinCo Participant” shall mean any individual who, immediately following the Effective Time, is a SpinCo Employee, a Former SpinCo Employee or a beneficiary, dependent or alternate payee of any of the foregoing.  If a Dual Employee is (or later becomes) employed for at least 30 hours per week by SpinCo, a SpinCo Parent, a SpinCo Subsidiary or a SpinCo Affiliate, such Dual Employee shall be considered a SpinCo Participant for purposes of this Agreement.  If a Dual Employee is (or later becomes) employed for less than 30 hours per week by SpinCo, a SpinCo Parent, a SpinCo Subsidiary or a SpinCo Affiliate, such Dual Employee shall not be considered a SpinCo Participant for purposes of this Agreement, but shall instead be considered a ParentCo Participant.

“SpinCo RSA” shall mean a SpinCo Common Share issued to the holder of a ParentCo RSA in the Distribution that is subject to a vesting requirement that has not been satisfied as of the Distribution Date.

“SpinCo Stock Price” shall mean the Volume-Weighted Average Price of one SpinCo Common Share for the first three (3) trading days following the Distribution Date.

“SpinCo Subsidiary” shall mean any corporation (other than SpinCo) in an unbroken chain of corporations beginning with SpinCo, if each of the corporations other than the last corporation in the unbroken chain owns shares possessing 50% or more of the total combined voting power of all classes of shares in one of the other corporations in such chain.  A corporation that attains the status of a SpinCo Subsidiary on a date after this Agreement is entered into shall be considered a SpinCo Subsidiary commencing as of such date.

“SpinCo Welfare Plans” shall mean health and welfare plans maintained by a member of the SpinCo Group.

“Strategic Alliance Agreement” shall mean the definition as set forth in the Separation Agreement.

“Subsidiary” shall mean the definition as set forth in the Separation Agreement.

“TFIO Cash Award” shall mean a cash award granted by ParentCo pursuant to the Theravance, Inc. 2004 Equity Incentive Plan on March 31, 2011 that is subject to both performance-based vesting conditions and service-based vesting conditions, and which have not been fully satisfied as of the Distribution Date.

“TFIO Recipient” shall mean the holder of a ParentCo TFIO RSA.

“Third Party” shall mean the definition as set forth in the Separation Agreement.

1.2                               References; Interpretation.  References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa.  Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”.  Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement.  Unless the context otherwise requires, the words “hereof”, “hereby”, “herein” and “herewith” and words of similar import when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.  The word “or” shall not be exclusive.

ARTICLE II

GENERAL PRINCIPLES

2.1                               Assumption and Retention of Liabilities; Related Assets.

(a)                                 As of the date hereof and with effect at the Effective Time, except as otherwise expressly provided in this Agreement, ParentCo shall, or shall cause one or more members of the ParentCo Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all ParentCo Benefit Plans (except with regard to the Theravance, Inc. 401(k) Plan (the “401(k) Plan”), as discussed below), (ii) all Liabilities (excluding Liabilities incurred under a Benefit Plan except as otherwise provided in this Agreement) with respect to the employment, service, termination of employment or termination of service of all ParentCo Employees, Former ParentCo Employees and their dependents and beneficiaries (and any alternate payees in respect thereof) and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the ParentCo Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services for any member of the ParentCo Group, and (iii) any other Liabilities or obligations expressly assigned to ParentCo or any of its Affiliates (other than any member of the SpinCo Group) under this Agreement.  For purposes of clarification, the Liabilities assumed or retained by the ParentCo Group as provided for in this Section (a) or elsewhere in this Agreement are intended to be Excluded Liabilities.  Notwithstanding the foregoing, sponsorship and associated Liabilities of the 401(k) Plan shall transfer to SpinCo; however, ParentCo will remain a participating employer of the 401(k) Plan for the benefit of its employees, and as such will retain any Liabilities associated with such status.

(b)                                 As of the date hereof and with effect at the Effective Time, except as otherwise expressly provided in this Agreement, SpinCo shall, or shall cause one or more members of the SpinCo Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all SpinCo Benefit Plans, (ii) all Liabilities (excluding Liabilities incurred under a Benefit Plan except as otherwise provided in this Agreement) with respect to the employment, service, termination of employment or termination of service of all SpinCo Employees, Former SpinCo Employees and their dependents and beneficiaries (and any alternate payees in respect thereof) and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the ParentCo Group or SpinCo Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services for any member of the SpinCo Group, or in the case of Former SpinCo Employees, the ParentCo Group, and (iii) any other Liabilities or obligations expressly assigned to SpinCo or any of its Affiliates (other than any member of the ParentCo Group), under this Agreement.  For purposes of clarification, the Liabilities assumed or retained by the SpinCo Group as provided for in this Section 2.1(b) or elsewhere in this Agreement are intended to be SpinCo Liabilities as such term is defined in the Separation Agreement.

(c)                                  From time to time after the Distribution Date, the Parties shall promptly reimburse one another, upon written request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the reasonable cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates.  Any such request for reimbursement must be made not later than the first anniversary of the Distribution Date.

(d)                                 ParentCo shall retain responsibility for all employee-related regulatory filings for reporting periods through the Distribution Date except for Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions or other Governmental Entity inquiries, for which ParentCo will provide data and information (to the extent permitted by applicable Laws and consistent with Section 9.1) to SpinCo, who will be responsible for making such filings in respect of SpinCo Employees and Dual Employees (as relates to such Dual Employee’s employment with SpinCo, a SpinCo Parent, a SpinCo Subsidiary or a SpinCo Affiliate).

2.2                               Service Recognition.  SpinCo shall give each SpinCo Participant full credit for purposes of eligibility, vesting, determination of level of benefits, and, to the extent applicable, benefit accruals under any SpinCo Benefit Plan, respectively, for such SpinCo Participant’s service with any member of the ParentCo Group through the Distribution Date to the same extent such service was recognized by the applicable ParentCo Benefit Plans as of the Distribution

Date; provided, that, such service shall not be recognized to the extent that such recognition would result in the duplication of benefits.

ARTICLE III

QUALIFIED DEFINED CONTRIBUTION PLAN

3.1                               401(k) Plan.

(a)                                 Sponsorship of the 401(k) Plan.  Effective as of the date of Separation, SpinCo shall become the sponsor of the 401(k) Plan.  As a part of the transfer of sponsorship from ParentCo to SpinCo, SpinCo shall permit ParentCo to be an adopting employer of the 401(k) Plan.  SpinCo shall be responsible for taking all necessary, reasonable and appropriate action to maintain and administer the 401(k) Plan so that it is qualified under Section 401(a) of the Code and that the related trust thereunder is exempt from Federal income tax under Section 501(a) of the Code.  SpinCo (acting directly or through its Affiliates) shall be responsible for any and all Liabilities and other obligations with respect to the 401(k) Plan other than Liabilities and other obligations attributable to ParentCo as an adopting employer of the 401(k) Plan, for which ParentCo will retain responsibility.

(b)                                 Continuation of Elections. As of the day after the Distribution Date, the ParentCo Participants and SpinCo Participants shall continue to participate in the 401(k) Plan, and SpinCo (acting directly or through its Affiliates) shall cause the 401(k) Plan to recognize and maintain all 401(k) Plan elections made by ParentCo Participants and SpinCo Participants, including, but not limited to, deferral, investment, and payment form elections, dividend elections, beneficiary designations, and the rights of alternate payees under qualified domestic relations orders with respect to ParentCo Participants and SpinCo Participants, to the extent such election or designation is available under the 401(k) Plan.

(c)                                  Contributions.  All contributions payable to the 401(k) Plan with respect to employee deferrals and contributions, matching contributions and other contributions for ParentCo and SpinCo, determined in accordance with the terms and provisions of the 401(k) Plan, ERISA and the Code, shall be paid by ParentCo or SpinCo respectively to the 401(k) Plan on behalf of each company’s participating employees commencing following the date of transfer of the sponsorship of the 401(k) Plan described in subsection (a), above.

ARTICLE IV

HEALTH AND WELFARE PLANS

4.1                               Health and Welfare Plans Maintained By ParentCo through the Distribution Date.

(a)                                 Establishment of Welfare Plans.  ParentCo or one or more of its Affiliates shall maintain the ParentCo Welfare Plans for the benefit of eligible ParentCo Participants and SpinCo Participants.  Effective as of the Distribution Date, all of the ParentCo Welfare Plans (other than those ParentCo Welfare Plans listed on Attachment 3) shall be transferred to SpinCo (or a SpinCo Affiliate) solely for the benefit of SpinCo Participants and become SpinCo Welfare Plans; provided, however, that for a period of time mutually agreed upon by SpinCo and

ParentCo, certain ParentCo Employees will be eligible for the following fully insured SpinCo Welfare Plans: (i) vision (VSP), (ii) life and accidental death and dismemberment insurance (Lincoln), (iii) dental (Delta Dental) and (iv) employee assistance plan (EAP).  Other than the four plans listed in the immediately preceding sentence, ParentCo shall maintain its own ParentCo Welfare Benefit Plans solely for the benefit of ParentCo Participants.  Notwithstanding the foregoing, ParentCo Employees who were covered under the major medical plan as of the Distribution Date will continue such coverage until the first day of the month after the Distribution Date.

(b)                                 Terms of Participation in SpinCo Welfare Plans. SpinCo (acting directly or through its Affiliates) shall use reasonable best efforts to cause all SpinCo Welfare Plans, respectively, to continue to operate in a similar manner as when such plans were maintained by ParentCo, such as (i) waiving all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to SpinCo Participants, respectively, other than limitations that were in effect with respect to SpinCo Participants as of the Distribution Date, (ii) waiving any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a SpinCo Participant, respectively, following the Distribution Date to the extent such SpinCo Participant had satisfied any similar limitation when such plans were maintained by ParentCo and (iii) credit SpinCo Participants (and their dependents) for any deductibles and out-of-pocket expenses paid under such plans when such plans were maintained by ParentCo.

(c)                                  Employees on Leave.  Notwithstanding any other provision of this Agreement to the contrary, SpinCo shall assume Liability for payment of any salary continuation, short term disability or health and welfare coverage with respect to SpinCo Employees and ParentCo shall have no further responsibility for such disabled SpinCo Employees or SpinCo Employees on approved leave after the Distribution Date.

(d)                                 COBRA and HIPAA.  Effective as of the Effective Time, ParentCo shall retain responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to SpinCo Participants who, as of the Distribution Date, were covered under a ParentCo Welfare Plan and had a qualifying event within the meaning of Code §4980B(f)(3) before the Effective Time.  The Parties hereto agree that neither the Distribution nor any transfers of employment that occur as of the Distribution Date shall constitute a COBRA qualifying event for purposes of COBRA; provided, that, in all events, SpinCo (acting directly or through its Affiliates) shall assume, or shall have caused the SpinCo Welfare Plans to assume, responsibility for compliance with the health care continuation coverage requirements of COBRA with respect to those individuals whose employment is transferred directly from the ParentCo Group to the SpinCo Group, as of the Effective Time, to the extent such individual was, as of such transfer of employment, covered under a ParentCo Welfare Plan or becomes covered under a SpinCo Welfare Plan.

(e)                                  Liabilities.

(i)                                     Insured Benefits.  With respect to employee welfare and fringe benefits that are provided through the purchase of insurance (including, without limitation, health, disability and workers’ compensation benefits), ParentCo shall timely pay all premiums in respect of coverage of SpinCo Participants in respect of the period through the Distribution Date and shall retain all claims incurred by the SpinCo Participants through the Distribution Date, and SpinCo shall cause ParentCo not to have any liability in respect of any and all claims of SpinCo Participants that are incurred under the SpinCo Welfare Plans.

(ii)                                  Incurred Claim Definition.  For purposes of this Section 4.1(e), a claim or Liability is deemed to be incurred (A) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or Liability; (B) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability; and (C) with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability.

4.2                               Time-Off Benefits.  SpinCo shall credit each SpinCo Participant with the amount of accrued but unused paid time-off benefits as such SpinCo Participant had with the ParentCo Group as of the Distribution Date.  Notwithstanding the above, SpinCo shall not be required to credit any SpinCo Participant with any accrual to the extent that a benefit attributable to such accrual is provided or continues to be provided by the ParentCo Group.

ARTICLE V

EQUITY AWARDS

5.1                               Treatment of Outstanding ParentCo Options.

(a)                                 Each ParentCo Option that is outstanding on the Distribution Date shall, as of the Distribution Date, be adjusted in the following manner (as adjusted, a “Post-Distribution ParentCo Option”):

(i)                                     The number of shares subject to the Post-Distribution ParentCo Option shall be equal to the product of (1) the number of shares subject to the ParentCo Option immediately prior to the Distribution multiplied by (2) the ParentCo Ratio, rounded down to the nearest whole share.  The per share exercise price of the Post-Distribution ParentCo Option shall be equal to the product of (1) the per share exercise price of the ParentCo Option immediately prior to the Distribution divided by (2) the ParentCo Ratio, rounded up to the nearest whole cent.

(ii)                                  Prior to the Distribution Date, ParentCo shall take all actions necessary to provide that, effective as of the Distribution Date, for purposes of Post-Distribution ParentCo Options held by a SpinCo Non-Employee Director that are vested as of the Distribution Date, continuous service as a non-employee director of SpinCo following the Distribution Date shall be deemed continuous service with ParentCo.

(iii)                               Prior to the Distribution Date, ParentCo shall take all actions necessary to provide that, effective as of the Distribution Date, for purposes of Post-Distribution ParentCo Options (including vesting, exercisability and expiration of such options), other than any ParentCo Options that were incentive stock options immediately prior to the Distribution Date, a SpinCo Employee’s continuous service with SpinCo, a SpinCo Parent, a SpinCo

Subsidiary or a SpinCo Affiliate (including (A) any ParentCo Employee who becomes an employee or consultant of SpinCo, a SpinCo Parent, a SpinCo Subsidiary or a SpinCo Affiliate after the Distribution Date and (B) any Dual Employee who becomes solely an employee or consultant of SpinCo, a SpinCo Parent, a SpinCo Subsidiary or a SpinCo Affiliate after the Distribution Date) following the Distribution Date shall be deemed continuous service with ParentCo.

(iv)                              ParentCo shall honor the terms of any written agreement entered into on or before the Distribution Date with any SpinCo Employee insofar as such written agreement provides for accelerated vesting of any ParentCo Option.

(v)                                 Except as otherwise provided herein, the Post-Distribution ParentCo Options shall remain subject to the terms and conditions of the underlying ParentCo Options as in effect immediately prior to the Distribution Date (taking into account changes in the identity of the employer).

(b)                                 Upon the exercise of a Post-Distribution ParentCo Option, regardless of the holder thereof, the exercise price shall be paid to (or otherwise satisfied to the satisfaction of) ParentCo in accordance with the terms of the Post-Distribution ParentCo Option, and ParentCo shall be solely responsible for the issuance of ParentCo Common Stock, for ensuring the collection of the employee portion of all applicable withholding tax on behalf of the employing entity of such holder and for ensuring the remittance of such withholding taxes to the employing entity of such holder, provided, however, that ParentCo is solely responsible for ensuring the collection of the employee portion of all applicable withholding tax related to Post-Distribution ParentCo Options that vested prior to the Distribution Date and for remitting such amounts directly to the applicable taxing authority.

(c)                                  The adjustments made pursuant to this Section 5.1 are intended to be consistent with the provisions of Section 409A of the Code and, to the extent applicable, Section 424 of the Code, and shall be construed accordingly.

5.2                               Treatment of Outstanding ParentCo RSU Awards.

(a)                                 Each ParentCo RSU Award that is outstanding on the Distribution Date shall, as of the Distribution Date, be adjusted in the following manner (as adjusted, a “Post-Distribution ParentCo RSU Award”):

(i)                                     The number of restricted stock units subject to the Post-Distribution ParentCo RSU Award shall be equal to the product of (1) the number of restricted stock units subject to the ParentCo RSU Award immediately prior to the Distribution multiplied by (2) the ParentCo Ratio, rounded down to the nearest whole unit.

(ii)                                  Prior to the Distribution Date, ParentCo shall take all actions necessary to provide that, effective as of the Distribution Date, for purposes of Post-Distribution ParentCo RSU Awards (including vesting and forfeiture of such awards), a SpinCo Employee’s  continuous service with SpinCo, a SpinCo Parent, a SpinCo Subsidiary or a SpinCo Affiliate (including (A) any ParentCo Employee who becomes an employee or consultant of SpinCo, a SpinCo Parent, a SpinCo Subsidiary or a SpinCo Affiliate after the Distribution Date and (B) any

Dual Employee who becomes solely an employee or consultant of SpinCo, a SpinCo Parent, a SpinCo Subsidiary or a SpinCo Affiliate after the Distribution Date) following the Distribution Date shall be deemed continuous service with ParentCo.

(iii)                               ParentCo shall honor the terms of any written agreement entered into on or before the Distribution Date with any SpinCo Employee insofar as such written agreement provides for accelerated vesting of any ParentCo RSU Award.

(iv)                              Except as otherwise provided herein, the Post-Distribution ParentCo RSU Awards shall remain subject to the terms and conditions of the underlying ParentCo RSU Awards as in effect immediately prior to the Distribution Date (taking into account changes in the identity of the employer).

(b)                                 ParentCo shall be solely responsible for the settlement of Post-Distribution ParentCo RSU Awards in shares of ParentCo Common Stock, regardless of the holder thereof, and for ensuring the collection of the employee portion of all applicable withholding tax on behalf of the employing entity of such holder and for ensuring the remittance of such withholding taxes to the employing entity of such holder.

5.3                               Treatment of Outstanding ParentCo RSAs.

(a)                                 ParentCo RSAs that are outstanding on the Distribution Date shall, as of the Distribution Date, be adjusted in the following manner (as adjusted, “Post-Distribution ParentCo RSAs”):

(i)                                     Each holder of an award of ParentCo RSAs that is outstanding on the Record Date shall receive as part of the Distribution SpinCo RSAs in respect of such ParentCo RSAs, in such number as such holder would have received in respect of such shares had such ParentCo RSAs been vested ParentCo shares on the Record Date, rounded down to the nearest whole share.  Except with respect to SpinCo RSAs that are held by a Dual Employee following the Distribution Date and relate to ParentCo TFIO RSAs, such SpinCo RSAs shall be subject to the same terms and conditions (including vesting and forfeiture) as apply to the applicable ParentCo RSAs in respect of which such SpinCo RSAs were distributed.  In all cases, the number of underlying ParentCo RSAs shall remain the same and will not be increased or decreased in connection with the Distribution.

(ii)                                  Prior to the Distribution Date, ParentCo shall take all actions necessary to provide that, effective as of the Distribution Date, for purposes of Post-Distribution ParentCo RSAs and the related SpinCo RSAs (including vesting and forfeiture of such awards), a SpinCo Employee’s continuous service as an employee (or if the applicable award agreement so provides, as a consultant) with SpinCo, a SpinCo Parent, a SpinCo Subsidiary or a SpinCo Affiliate (including (A) any ParentCo Employee who becomes an employee or consultant of SpinCo, a SpinCo Parent, a SpinCo Subsidiary or a SpinCo Affiliate after the Distribution Date and (B) any Dual Employee who becomes solely an employee or consultant of SpinCo, a SpinCo Parent, a SpinCo Subsidiary or a SpinCo Affiliate after the Distribution Date) following the Distribution Date shall be deemed continuous service with ParentCo.

(iii)                               Each of the parties shall honor the terms of any written agreement entered into on or before the Distribution Date with any employee of another Party insofar as such written agreement provides for accelerated vesting of any ParentCo RSA or SpinCo RSA.

(iv)                              Except as otherwise provided herein, the Post-Distribution ParentCo RSAs and the related SpinCo RSAs shall remain subject to the terms and conditions of the underlying ParentCo RSAs as in effect immediately prior to the Distribution Date (taking into account changes in the identity of the employer).

(b)                                 In addition to the adjustments described in Section 5.3(a) above, ParentCo and SpinCo shall honor the terms of any written agreement entered into on or before the Distribution Date between ParentCo and/or SpinCo and a TFIO Recipient with respect to the vesting of such TFIO Recipient’s ParentCo TFIO RSAs and the related SpinCo RSAs.  ParentCo hereby agrees that SpinCo may establish new vesting conditions applicable to any ParentCo TFIO RSAs held by SpinCo Employees (including (A) any ParentCo Employee who becomes an employee of SpinCo, a SpinCo Parent, a SpinCo Subsidiary or a SpinCo Affiliate after the Distribution Date and (B) any Dual Employee who becomes solely an employee of SpinCo, a SpinCo Parent, a SpinCo Subsidiary or a SpinCo Affiliate after the Distribution Date) that are not vested or subject to solely service-based vesting conditions as of the Distribution Date (or such date as the TFIO Recipient becomes an employee (and with respect to a Dual Employee, becomes solely an employee) of SpinCo, a SpinCo Parent, a SpinCo Subsidiary or a SpinCo Affiliate), and SpinCo hereby agrees that ParentCo may establish new vesting conditions applicable to any SpinCo RSAs held by ParentCo Employees (including (A) any SpinCo Employee who becomes an employee of ParentCo, a ParentCo Parent, a ParentCo Subsidiary or a ParentCo Affiliate after the Distribution Date and (B) any Dual Employee who becomes solely an employee of ParentCo, a ParentCo Parent, a ParentCo Subsidiary or a ParentCo Affiliate after the Distribution Date) that are not vested or subject to solely service-based vesting conditions as of the Distribution Date (or such date as the TFIO Recipient becomes an employee (and with respect to a Dual Employee, becomes solely an employee) of ParentCo, a ParentCo Parent, a ParentCo Subsidiary or a ParentCo Affiliate).

(c)                                  Regardless of the holder of a ParentCo RSA, ParentCo shall be solely responsible for ensuring the collection of the employee portion of all applicable withholding tax on behalf of the employing entity of such holder and for ensuring the remittance of such withholding taxes to the employing entity of such holder.  Regardless of the holder of a SpinCo RSA, SpinCo shall be solely responsible for ensuring the collection of the employee portion of all applicable withholding tax on behalf of the employing entity of such holder and for ensuring the remittance of such withholding taxes to the employing entity of such holder.

(d)                                 Following the Distribution Date, if any ParentCo RSAs shall fail to vest, regardless of the holder thereof, such ParentCo RSAs shall be forfeited to ParentCo.  Additionally, any ParentCo RSAs that are withheld by ParentCo to satisfy the employee portion of applicable withholding taxes following the Distribution Date shall be retained by ParentCo.  Following the Distribution Date, if any SpinCo RSAs shall fail to vest, regardless of the holder thereof, such SpinCo RSAs shall be forfeited to SpinCo.  Additionally, any SpinCo RSAs that are withheld by SpinCo to satisfy the employee portion of applicable withholding taxes following the Distribution Date shall be retained by SpinCo.

5.4                               Cooperation.  Each of the Parties shall establish an appropriate administration system in order to handle, in an orderly manner, the exercise, vesting, settlement, expiration and forfeiture of Post-Distribution ParentCo Options, Post-Distribution ParentCo RSU Awards and Post-Distribution ParentCo RSAs and the related SpinCo RSAs and the reporting and withholding requirements applicable to such awards.  Each of the Parties will work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable entity’s data and records in respect of such awards are correct and updated on a timely basis.  The foregoing shall include employment status and information required for tax withholding/remittance, compliance with trading windows and compliance with the requirements of the Exchange Act and other applicable Laws.

5.5                               SEC Registration.  The Parties mutually agree to use commercially reasonable efforts to maintain effective registration statements with the SEC with respect to the equity awards described in this Article V, to the extent any such registration statement is required by applicable Law.

ARTICLE VI

PERFORMANCE CASH AWARDS

6.1                               Treatment of Outstanding ParentCo Performance Cash Awards.

(a)                                 ParentCo and SpinCo shall honor the terms of any written agreement entered into on or before the Distribution Date between ParentCo and/or SpinCo and the holder of a TFIO Cash Award with respect to vesting of such individual’s TFIO Cash Award.

(b)                                 Each TFIO Cash Award held by a SpinCo Employee that is subject to unsatisfied performance-based vesting conditions on the Distribution Date shall automatically terminate as of the Distribution Date.

(c)                                  ParentCo shall be solely responsible for payment of any TFIO Cash Award that vests prior to the Distribution Date, and for ensuring the collection of the employee portion of all applicable withholding tax on behalf of the employing entity of such holder and for ensuring the remittance of such withholding taxes to the employing entity of such holder.  SpinCo shall be solely responsible for payment of any TFIO Cash Award held by a SpinCo Employee that vests after the Distribution Date (including any SpinCo Employee who becomes an employee or consultant of ParentCo, a ParentCo Parent, a ParentCo Subsidiary or a ParentCo Affiliate after the Distribution Date), and for ensuring the collection of the employee portion of all applicable withholding tax on behalf of the employing entity of such holder and for ensuring the remittance of such withholding taxes to the employing entity of such holder.

ARTICLE VII

ADDITIONAL COMPENSATION MATTERS

7.1                               ParentCo Severance Plans.  Effective as of the Distribution Date, SpinCo Employees, other than any SpinCo Employees that are Dual Employees, shall no longer be eligible to participate in the Theravance, Inc. Change in Control Severance Plan and the

Theravance, Inc. 2009 Change in Control Severance Plan.  The Parties acknowledge and agree that the transactions contemplated by this Agreement or the Separation Agreement do not constitute a “change in control” under either such plan.  Neither the transfer of a SpinCo Employee’s employment to SpinCo nor the transactions contemplated by this Agreement or the Separation Agreement shall constitute an “involuntary termination” under either such plan.

7.2                               Workers’ Compensation Liabilities.  Except as provided in Section 4.1(e)(i), all workers’ compensation Liabilities relating to, arising out of, or resulting from any claim that results from an accident, incident or event occurring, or from an occupational disease which becomes manifest, at, before or after the Distribution Date by (i) any ParentCo Employee or Former ParentCo Employee shall be retained by ParentCo, and (ii) by any SpinCo Employee or Former SpinCo Employee shall be assumed by SpinCo.

7.3                               Director Programs; Director Fees.  ParentCo shall retain responsibility for the payment of any fees payable in respect of service on the ParentCo Board of Directors that are payable but not yet paid as of the Distribution Date, and SpinCo shall not have any responsibility for any such payments.  After the Distribution Date, ParentCo and SpinCo will each be responsible for the fees and expenses of their respective Boards of Directors.

7.4                               Certain Payroll Matters.  In the case of an individual who transfers employment on the Distribution Date from ParentCo to SpinCo, SpinCo shall be responsible for paying the entire payroll amount due to such individual for the first payroll cycle ending after the Distribution Date and for satisfying all applicable tax reporting and withholding requirements in respect of such payment; provided, that, ParentCo shall reimburse SpinCo for the gross amount of the payroll payment (i.e., including any applicable deductions) and for all tax withholdings remitted in respect of such portion of the payroll period ending on the Distribution Date.  ParentCo shall be entitled to the benefit of any tax deduction in respect of its payment (by reimbursement to SpinCo) for the portion of the payroll period ending on the Distribution Date.

ARTICLE VIII

INDEMNIFICATION

8.1                               Indemnification by SpinCo.  SpinCo hereby agrees to indemnify, defend and hold harmless ParentCo from and against any and all claims, losses, demands, liabilities, costs and expenses (including reasonable attorneys’ fees and costs and expenses related thereto) suffered or incurred by ParentCo as a result of, or in connection with, a breach of this Agreement by SpinCo.

8.2                               Indemnification by ParentCo.  ParentCo hereby agrees to indemnify, defend and hold harmless SpinCo from and against any and all claims, losses, demands, liabilities, costs and expenses (including reasonable attorney’s fees and costs and expenses related thereto) suffered or incurred by SpinCo as a result of, or in connection with, a breach of this Agreement by ParentCo.

8.3                               Procedures.  Any claim for indemnification under this ARTICLE VIII shall be governed by, and be subject to, the provisions of Article V of the Separation Agreement, which provisions are hereby incorporated by reference into this Agreement and any references to “Agreement” in such Article V as incorporated herein shall be deemed to be references to this Agreement.

ARTICLE IX

GENERAL AND ADMINISTRATIVE

9.1                               Sharing of Information.  ParentCo and SpinCo (acting directly or through their respective Affiliates) shall provide to each other and their respective agents and vendors all information as the other may reasonably request to enable the requesting Party to administer efficiently and accurately each of its Benefit Plans, to timely and accurately comply with and report under Section 14 of the Exchange Act and to determine the scope of, as well as fulfill, its obligations under this Agreement.  Such information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such information available outside of its normal business hours and premises.  Any information shared or exchanged pursuant to this Agreement shall be subject to the confidentiality requirements set forth in the Separation Agreement.  The Parties also hereby agree to enter into any business associate agreements that may be required for the sharing of any information pursuant to this Agreement to comply with the requirements of HIPAA.

9.2                               Reasonable Efforts/Cooperation.  Each of the Parties hereto will use its reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement, including adopting plans or plan amendments.  Each of the Parties hereto shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the Internal Revenue Service, an advisory opinion from the Department of Labor or any other filing, consent or governmental approval.

9.3                               Employer Rights.  Nothing in this Agreement shall prohibit any Party or any of their respective Affiliates from amending, modifying or terminating any of their respective Benefit Plans at any time within their sole discretion.

9.4                               Effect on Employment.  Except as expressly provided in this Agreement, the occurrence of the Distribution alone shall not cause any employee to be deemed to have incurred a termination of employment, which entitles such individual to the commencement of benefits under any of the ParentCo Benefit Plans.  Furthermore, nothing in this Agreement is intended to confer upon any employee or former employee of ParentCo, SpinCo or any of their respective Affiliates any right to continued employment, or any recall or similar rights to an individual on layoff or any type of approved leave.

9.5                               Consent of Third Parties.  If any provision of this Agreement is dependent on the consent of any Third Party and such consent is withheld, the Parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable.  If any provision of this Agreement cannot be implemented due to the failure of such Third Party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

9.6                               Access to Employees.  Following the Distribution Date, ParentCo and SpinCo shall, or shall cause each of their respective Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative action (other than a legal action between or among any of the Parties) to which any employee, director or Benefit Plan of the ParentCo Group or SpinCo Group is a party and which relates to their respective Benefit Plans prior to the Distribution.  The Party to whom an employee is made available in accordance with this Section 9.6 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection herewith.  Any such reimbursement by one Party to the other shall be made within 90 days of the date on which the Party seeking reimbursement provides the reimbursing Party with documentation of such expenses that is reasonably acceptable to the reimbursing Party.

9.7                               Beneficiary Designation/Release of Information/Right to Reimbursement.  To the extent permitted by applicable Law, including, without limitation, the privacy and security requirements of HIPAA, and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of information and rights to reimbursement made by or relating to SpinCo Participants under ParentCo Benefit Plans shall be transferred to and be in full force and effect under the corresponding SpinCo Benefit Plans and ParentCo Benefit Plans until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant SpinCo Participant.

9.8                               GSK Agreements.  Notwithstanding any other provision contained herein, ParentCo shall not take, and shall cause its Affiliates and its and its Affiliates’ officers, directors, employees, agents and representatives (collectively, “Representatives”) not to, (or omit to take) any action (including, without limitation, the disclosure of any information to SpinCo or any of its Representatives), that is or would be reasonably expected to result in a breach or violation of, or be in conflict with, any ParentCo confidentiality obligation to GSK under the Collaboration Agreement and/or the Strategic Alliance Agreement.  To the extent that SpinCo or any of its Representatives becomes aware or believes that it has or may have received from ParentCo or any of its Representatives Confidential Information (as defined in the Collaboration Agreement or the Strategic Alliance Agreement) of GSK, it will promptly notify ParentCo in writing, will follow any reasonable instructions from ParentCo with respect to the return or destruction of such information, and will not use or disclose such information unless ParentCo confirms that it is not Confidential Information (as defined in the Collaboration Agreement or the Strategic Alliance Agreement) of GSK.  Each party agrees and understands that monetary damages would not adequately compensate the non-breaching party for a breach of this Section 9.8, that this Section 9.8 shall, to the fullest extent permitted by law, be specifically enforceable, and that any breach or threatened breach of this Section 9.8 shall be the proper subject of a temporary or permanent injunction or restraining order.  Further, ParentCo and SpinCo waive, to the fullest extent permitted by law, any claim or defense that there is an adequate remedy at law for such breach or threatened breach.  Notwithstanding any other provision contained herein, SpinCo acknowledges and agrees that it has no rights to any non-public information under the Collaboration Agreement and/or the Strategic Alliance Agreement, the disclosure of which by ParentCo or any of its Representatives to SpinCo or any of its Representatives is or would be reasonably expected to result in a breach or violation of, or be in conflict with, any ParentCo confidentiality obligation to GSK under the Collaboration Agreement and/or the Strategic Alliance Agreement.  Notwithstanding anything else to the contrary, in the event of any conflict between this Section 9.8, or any covenant, right, agreement, obligation or duty of ParentCo or SpinCo (or any of their respective Representatives) under this Section 9.8, on the one hand, and any other provision of this Agreement, or any attachment hereto or any covenant, right, agreement, obligation or duty of ParentCo or SpinCo (or any of their respective Representatives) thereunder, on the other hand, this Section 9.8 shall govern and supersede such other provision, attachment, covenant, agreement, obligation or duty. Each party will be liable for breach of this Section 9.8 by any of its Representatives.

ARTICLE X

MISCELLANEOUS

10.1                        Effect If Certain Events Do Not Occur.  Notwithstanding anything in this Agreement to the contrary, if the Separation Agreement is terminated prior to the Effective Time, then all actions and events that are, under this Agreement, to be taken or occur effective prior to, as of or following the Distribution Date, or otherwise in connection with the Separation, shall not be taken or occur except to the extent specifically agreed to in writing by ParentCo on the one hand and SpinCo on the other hand and no Party shall have any Liability or further obligation to any other Party under this Agreement.

10.2                        Relationship of Parties.  Nothing in this Agreement shall be deemed or construed by the Parties or any Third Party as creating the relationship of principal and agent, partnership or joint venture between or among the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between or among the Parties other than the relationship set forth herein.

10.3                        Subsidiaries.  Each of the Parties shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any entity that becomes a Subsidiary or Affiliate of such Party on and after the Distribution Date.  The Parties acknowledge that certain actions, agreements and obligations that certain of their Affiliates and Subsidiaries may be required to perform in connection with the performance of the Parties obligations under this Agreement may require governmental approval under applicable Law, and therefore agree that performance of such actions, agreements and obligations is subject to the receipt of all such necessary governmental approvals, which governmental approvals each Party shall, and shall cause the members of its respective ParentCo Group or SpinCo Group, as applicable, to use its reasonable best efforts to obtain.

10.4                        Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

To ParentCo:

Theravance, Inc.

Attention: General Counsel

951 Gateway Boulevard

South San Francisco, CA 94080

Facsimile: 650-238-9601

To SpinCo:

Theravance Biopharma, Inc.

c/o Theravance Biopharma US, Inc.

Attention: General Counsel

901 Gateway Boulevard

South San Francisco, CA 94080

Facsimile: 650-808-6095

with a copy to: (not to constitute notice)

Gunderson Dettmer Stough Villeneuve

Franklin & Hachigian, LLP

Attention: David T. Young and Brooks Stough

1200 Seaport Boulevard

Redwood City, CA 94063

Facsimile: 650-321-2800

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

10.5                        Entire Agreement.  This Agreement, the Separation Agreement, and all other agreements, instruments, understandings, assignments or other arrangements entered into between the Parties in connection with the Separation, including the exhibits and schedules thereto, contain the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.  In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Separation Agreement, the terms and conditions of this Agreement (including amendments thereto) shall control.

10.6                        Waivers.  The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

10.7                        Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

10.8                        Counterparts.  This Agreement may be executed in more than one counterparts, each of which shall be considered one and the same agreement, and shall become effective when each counterpart has been signed by each of the Parties and delivered to the other Parties.  Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

10.9                        Severability.  If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any Party.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to affect the original intent of the Parties.

10.10                 Force Majeure.  No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of force majeure.  A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such force majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

10.11                 Authorization.  Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any material agreement, instrument or order binding on such Party.

10.12                 No Third Party Beneficiaries.  The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder.  There are no Third Party beneficiaries of this Agreement and this Agreement shall not provide any Third Party, including, without limitation, any current or former employee or director of either Party, with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

10.13                 Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

10.14                 Separation Agreement.  To the extent not inconsistent with any specific term of this Agreement, the provisions of the Separation Agreement shall apply in relevant part to this Agreement, including Section 7.1 (Confidentiality), Article IX (Dispute Resolution), Article XI (Termination), Section 12.2 (Assignability), Section 12.10 (Specific Performance), Section 12.11 (Waiver of Jury Trial), Section 12.12 (Amendments) and Section 12.14 (Construction).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be duly executed as of the day and year first above written.

THERAVANCE, INC.

By:
Name:
Title:

THERAVANCE BIOPHARMA, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO EMPLOYEE MATTERS AGREEMENT]